Exhibit 99.1

Stef Norden Named President And CEO Of Priceline Europe

NORWALK, Conn., November 2, 2005 . . . Priceline.com® (Nasdaq: PCLN) today announced the promotion of Stef Norden, 37, to President and Chief Executive Officer of Priceline Europe.  Mr. Norden will report to priceline.com’s President and Chief Executive Officer, Jeffery H. Boyd.

Mr. Norden is Managing Director of Priceline Europe and was Chief Executive Officer of Bookings, BV, the Amsterdam-based Internet hotel reservation company acquired by priceline.com earlier this year.  He will succeed Dr. Andy Phillipps, 36, who will remain as a director of Priceline Europe’s Board of Directors.  Dr. Phillipps was a co-founder and CEO of Active Hotels, the U.K.-based Internet hotel reservation service that was acquired by priceline.com in 2004.

“Stef Norden built one of Europe’s fastest-growing Internet hotel services and possesses an extensive knowledge of the European hotel business environment and an entrepreneurial spirit that we expect will fuel future growth for Priceline Europe and priceline.com,” said Mr. Boyd.  “Andy Phillipps has been instrumental in building priceline.com’s European presence and we appreciate his many contributions, wish him well in his future pursuits and look forward to his continued participation on our European board.”

In announcing its 3rd quarter 2005 financial results, priceline.com pointed to strong results for Priceline Europe, which experienced high growth rates in traffic and bookings, particularly in Continental Europe, where online growth trends are generally strong.  Priceline Europe recorded gross bookings of $165 million in the 3rd quarter 2005, which represents an organic growth rate of 75.5% compared to the same quarter in the prior year (which assumes ownership of Active Hotels and Bookings, BV during the entire period).  With a combined base of more than 18,000 participating hotel properties, priceline.com believes that Priceline Europe, with its combination of Active Hotels and Bookings, BV, is one of the largest and fastest-growing online hotel reservation services in Europe.

Prior to joining Bookings, B.V., Mr. Norden founded two successful European start-ups.  After receiving his Masters Degree in Mechanical Engineering from Twente University, he founded Spekan, a company that outsourced 3-D mechanical engineering projects.  Spekan was acquired by Creys of Belgium.  Later, Mr. Norden co-founded BBV, an integrated optics company.  In 2000, BBV merged with Scotland-based Kymata and was subsequently acquired by Alcatel.  Mr. Norden was an early Bookings, B.V. investor in 1996 and started his own Bookings affiliate company in 2002.  That company became Bookings largest affiliate and merged with Bookings in 2003.

About Priceline.com

Priceline.com www.priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com recently expanded its services, so customers now have a choice: they can pick from a broad selection of published flights, hotels, rental cars and packages at published prices or, for deeper savings, they can use priceline.com’s Name Your Own Price® service for their travel needs.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.

Priceline.com operates one of Europe’s fastest growing hotel reservation services through Activehotels.com, Activereservations.com, Bookings.net and priceline.co.uk.  The company also operates the following travel web sites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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For press information, contact:  Brian Ek  203-299-8167  brian.ek@priceline.com

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•      adverse changes in general market conditions for leisure and other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

•      adverse changes in the Company’s relationships with airlines and other product and service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” services, or both):

•      the loss or reduction of global distribution fees;

•      the bankruptcy or insolvency of another major domestic airline;

•      the effects of increased competition;

•      systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

•      difficulties integrating recent acquisitions, such as Active Hotels and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

•      a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

•      legal and regulatory risks; and

•      the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.